STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), made effective January 7, 2019 (“Effective Date”) is entered into by and between REGENTYS CORPORATION, a Florida corporation (“Seller” or the “Corporation”) and GENEREX BIOTECHNOLOGY CORPORATION, a Delaware corporation, or an affiliate, (“Purchaser”). Seller and Purchaser are sometimes referred to individually as a “party”, collectively, as “parties.”

RECITALS:

WHEREAS, Seller desires to authorize, issue and sell Twelve Million Forty Eight Thousand One Hundred Sixty-One (12,048,161) shares of common stock constituting fifty-one percent (51%) of the capital stock of Corporation for the purchase price of Fifteen Million Dollars ($15,000,000) to Purchaser and Purchaser desires to purchase the Shares from Seller upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Corporation shall extend a loan to Purchaser and Purchaser shall execute a Secured Promissory Note (the “Note”) and a Pledge and Security Agreement (the “Pledge”) in conjunction therewith (the Pledge and the Note are referred herein as the “Loan Documents");

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

Article I
purchase and sale

1.1              Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), Seller shall issue, sell and deliver to Purchaser, and Purchaser shall purchase from Seller, Twelve Million Forty Eight Thousand One Hundred Sixty-One (12,048,161) shares of common stock constituting fifty-one percent (51%) of the capital stock of Regentys Corporation (the “Shares”), free and clear of all liens and encumbrances except for restrictions on transfer under the Ancillary Agreements and under applicable federal and state securities laws for the Purchase Price as set forth herein.

1.2              Authorization of the Shares. At or prior to Closing, Corporation shall adopt and file with the Secretary of State of the State of Florida (as hereinafter defined) the Second Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A (the “Articles”).

1.3              Purchase Price. The aggregate purchase price for the Shares shall be Fifteen Million Dollars ($15,000,000) (the “Purchase Price”), which is based on a purchase price of approximately $1.25 per share, payable in accordance with Section 1.4 hereof.

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1.4              Payment of Purchase Price. Seller acknowledges receipt from Purchaser of an initial cash payment of Four Hundred Thousand Dollars ($400,000) which Purchaser will credit toward the Purchase Price on the Closing Date (the “Milestone Payment”). At Closing, Purchaser shall pay the remaining balance of the Purchase Price to Seller through the execution of a promissory note, in favor of Seller, in the principal amount of Fourteen Million Six Hundred Thousand Dollars ($14,600,000) (“Note”), substantially in the form attached as Exhibit B, which shall (i) bear interest at the rate of four percent (4%) per annum, and (ii) be payable in five installment payments with the first three (3) being guaranteed payments (“Guaranteed Payments”) and the final two payments being the (“Incremental Payments”), as follows:

(a.)	Three Million Four Hundred Fifty Thousand Dollars ($3,450,000) to initiate pre-clinical activities payable on or about January 15, 2019;
(b.)	Two Million Dollars ($2,000,000) to initiate patient recruitment activities payable on or about May 1, 2019;
(c.)	Three Million Dollars ($3,000,000) to initiate a first-in-human pilot study payable on or about September 1, 2019;
(d.)	Five Million Dollars ($5,000,000) to initiate a human pivotal study payable on or about February 1, 2020; and
(e.)	One Million One Hundred Fifty Thousand Dollars ($1,150,000) to submit a 510(k) de novo submission to the FDA payable on or about February 1, 2021.

Notwithstanding any of the foregoing, Purchaser shall have a period of sixty (60) calendar days following the date upon which any Incremental Payment is due and payable to “cure” a default by making payment of such Incremental Payment in full in cash failing which Corporation shall, among other things, be entitled in its sole discretion to pursue alternative sources of capital without regard to any pre-emptive rights, rights of first refusal, or anti-dilution protections otherwise available to Purchaser.

1.5              Pledge and Security Agreement. Purchaser shall execute a pledge and security agreement in the form attached hereto as Exhibit C (the “Pledge”) to secure payment to Seller of the amounts owed pursuant to the Note and to provide remedies in the event of any default as set forth in Exhibit B and Exhibit C.

1.6              Management Agreement. Purchaser shall execute a management agreement in the form attached hereto as Exhibit D (the “Management Agreement”) with Richard C. Bulman, Jr. (“Bulman”), Gerard S. Coombs (“Coombs”), and Gary Ramphal (“Ramphal”) causing each executive employed to be paid at the salary and with the benefits agreed to by Corporation in their respective employment agreements and to provide such services to Corporation in conformity with the terms of the Management Agreement.

1.7              Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Corporation, 6135 NW 167th Street, E-15, Miami Lakes, Florida 33015, or by mutual exchange of facsimile or portable document format (.pdf) signatures, commencing at 10:00 a.m. EST on the Effective Date (the “Closing Date”).

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1.8              Delivery of Shares. Upon the Closing Date, Seller shall deliver a stock certificate to Purchaser representing that number of purchased Shares.

1.9              Change of Control. Purchaser and Seller acknowledge that the acquisition of the Shares by Purchaser shall constitute a change of control of Corporation.

Article II
representations and warranties of the CORPORATION

Except as set forth in the Schedules attached (collectively the “Disclosure Schedules”), Corporation hereby represents and warrants to Purchaser as of the date hereof as follows (it being agreed that disclosure of a specific item in any one Schedule shall also be deemed a disclosure as to all other applicable Schedules if either (x) there is an explicit cross-reference to another Schedule or Schedules, or (y) Purchaser could reasonably be expected to ascertain the scope of the modification to another representation notwithstanding the absence of a cross-reference):

2.1              Organization, Qualification, and Corporate Power.

(a)               Corporation is a duly organized and validly existing corporation and is in good standing under the laws of the State of Florida and has all requisite corporate power and corporate authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as currently proposed to be conducted. Corporation is duly qualified and is in good standing as a foreign corporation in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted by it, makes such qualification necessary, except where the failure to so qualify or be so authorized would not have a material adverse effect on Corporation’s assets, business, liabilities, properties, financial condition, or results of operations taken as a whole (a “Material Adverse Effect”). Corporation has all requisite corporate power and corporate authority to execute and deliver this Agreement, the Pledge, the Note, the Management Agreement and the Shareholders Agreement and related exhibits schedules and attachments (collectively all are referred to herein as the “Ancillary Agreements”), to perform all its obligations hereunder and thereunder, to issue, sell, and deliver the Shares, and to issue and deliver the Stock.

(b)               Corporation has one subsidiary, Asana Medical Australia, Pty. Ltd., formed for the purpose of conducting clinical trials in Australia, but otherwise does not own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation, or (ii) any participating interest in any partnership, joint venture, limited liability company, or other non-corporate business enterprise and does not control, directly or indirectly, any other entity.

2.2              Authorization of Agreements and Non-Contravention.

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(a)               Authorization. This Agreement has been duly executed and delivered by Corporation and constitutes the legal, valid, and binding obligation of Corporation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) the extent the indemnification provisions contained in the Ancillary Agreements may be limited by the applicable federal or state securities laws. The Ancillary Agreements, when executed and delivered in accordance with the Agreement, will constitute the legal, valid and binding obligations of Corporation, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Ancillary Agreements may be limited by applicable federal or state securities laws.

(b)               Non-Contravention. The execution and delivery by Corporation of this Agreement and the Ancillary Agreements to which it is a party, the performance by Corporation of its obligations hereunder and thereunder, the issuance, sale, and delivery of the Shares have been duly authorized by all requisite corporate action and will not (x) violate (i) any provision of any applicable law, or any order of any court or other agency of government applicable to Corporation, (ii) the Articles, (iii) the Bylaws of Corporation, or (iv) any provision of any mortgage, lease, indenture, agreement, or other instrument to which Corporation or any of its properties or assets is bound, or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the properties or assets of Corporation, except in the case of clauses (x)(iv) and (y), where such violation, conflict, breach, default or lien would not have a Material Adverse Effect.

2.3              Capitalization of Corporation.

(a)               The authorized capital stock of Corporation consists of 32,500,000 shares, comprised of 25,000,000 shares of common stock (“Common Stock”) of which and 7,500,000 shares of Preferred Stock (the “Preferred Stock”). On the Closing Date, the Shares purchased by Purchaser will constitute fifty-one percent (51%) of the issued and outstanding equity securities in the capital of Corporation on a fully-diluted basis.

(b)               The issued and outstanding shares of Corporation’s capital stock are owned by the shareholders and in the numbers set forth on Schedule 2.3 of the Disclosure Schedules. All such outstanding shares of capital stock are duly authorized, validly issued, fully paid, and nonassessable, and the issuance of such securities are exempt from the registration requirements of applicable securities laws.

(c)               Except as set forth in the attached Schedule 2.3 of the Disclosure Schedules (i) no person owns of record or is known to Corporation to own beneficially any share of Corporation’s capital stock, (ii) no subscription, warrant, option, convertible security, or any right (contingent or other) to purchase or otherwise acquire from Corporation (or, to the best of Corporation’s knowledge, from any other person or entity) any equity securities of Corporation is authorized or outstanding, and (iii) there are no additional commitments by Corporation to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities, any evidence of indebtedness or assets.

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(d)               The Shares have been duly authorized and, when issued, sold, and delivered in accordance with this Agreement for the consideration expressed herein and therein, will be validly issued, fully paid, and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, and encumbrances of any nature whatsoever except for restrictions on transfer under the Ancillary Agreements and under applicable federal and state securities laws.

(e)               Except for the Shareholders Agreement and any other agreements to which Purchaser may be party, to the best of Corporation’s knowledge there are no voting trusts, proxies, or other shareholder agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights (statutory or contractual), or other restrictions on the transfer of any securities of Corporation (whether or not Corporation is a party thereto).

2.4              Financial Statements. Corporation has provided to Purchaser true, complete and accurate copies of Corporation’s unaudited financial statements consisting of the balance sheet of Corporation as at December 31 in each of the years 2015, 2016 and 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”) and unaudited financial statements consisting of the balance sheet of Corporation as at September 30, 2018 (the “Interim Financial Statement Date”) and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached as Schedule 2.4 of the Disclosure Schedules and present fairly in all material respects the financial position of Corporation and were largely prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied.

2.5              No Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Financial Statements as of the Interim Financial Statement Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Financial Statement Date and which are not, individually or in the aggregate, material in amount.

2.6              Absence of Certain Changes, Events and Conditions. Since the Interim Financial Statement Date, and other than in the ordinary course of business consistent with past practice, or except as contemplated in this Agreement or disclosed in Schedule 2.6, there has not been, with respect to Corporation, any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               amendment of the charter, by-laws or other organizational documents of Corporation;

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(c)               split, combination or reclassification of any shares of its capital stock;

(d)               issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)               declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                entry into any Contract that would constitute a Material Contract;

(g)               incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(h)               transfer, assignment, sale or other disposition of any of Intellectual Property (as defined in Section 2.16);

(i)                 transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(j)                 material damage, destruction or loss (whether or not covered by insurance) to its property;

(k)               any capital investment in, or any loan to, any other Person;

(l)                 acceleration, termination, material modification to or cancellation of any material contract (including, but not limited to, any Material Agreement) to which Corporation is a party or by which it is bound;

(m)             any material capital expenditures;

(n)               imposition of any Encumbrance upon any of Corporation properties, capital stock or assets, tangible or intangible;

(o)               grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(p)               any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(q)               adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

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(r)                acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any person or any division thereof;

(s)                action by Corporation to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(t)                 any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

2.7              Title to Assets. Corporation has valid and marketable title to all of its assets now carried on its books including those reflected in the most recent balance sheet of Corporation which forms a part of Schedule 2.7 attached hereto, or acquired since the date of such balance sheet (except personal property disposed of since such date in the ordinary course of business) free of any liens, charges, or encumbrances of any kind whatsoever, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair Corporation’s ownership or use of such property or assets set forth on Schedule 2.7. Corporation does not own any real property. Corporation complies in all material respects under all leases for property and assets under which it is operating, and all such leases are valid and subsisting and are in full force and effect.

2.8              Condition and Sufficiency of Assets. Except as set forth in Schedule 2.8, the assets of Corporation are maintained in good operating condition and repair, and are adequate for the uses to which they are being put. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Corporation, together with all other properties and assets of Corporation, are sufficient for the continued conduct of Corporation's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Corporation as currently conducted.

2.9              Litigation and Compliance with Law.

(a)               There is no (i) material action, suit, claim, proceeding, or investigation pending or, to the best of Corporation’s knowledge, threatened against or affecting Corporation, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign; (ii) material arbitration proceeding relating to Corporation pending under collective bargaining agreements or otherwise; or (iii) material governmental inquiry pending or, to the best of Corporation’s knowledge, threatened against or affecting Corporation (including, without limitation, any inquiry as to the qualification of Corporation to hold or receive any license or permit), and, to the best of Corporation’s knowledge, there is no reasonable basis for any of the foregoing. Corporation is not in default with respect to any governmental order, writ, judgment, injunction, or decree known to or served upon Corporation of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. There is no material action or suit by Corporation pending or threatened against others.

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(b)               Corporation has complied in all respects with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products, and services, and Corporation has or will acquire all necessary permits, licenses, and other authorizations required to conduct is business as conducted and as proposed to be conducted, except to the extent failure to comply or obtain any such permits, licenses or authorizations will not have a Material Adverse Effect. Without limiting the generality of the foregoing, (i) Corporation is not engaged, nor, to the knowledge of Corporation, has any officer, director, partner, employee, or agent of Corporation engaged, in any act or practice which would constitute a violation of the Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, and (ii) Corporation has not violated in any material respect any applicable statute, law, or regulation relating to environmental or occupational health and safety, and to the best of Corporation’s knowledge, no material expenditures are or will be required to comply with any such existing statute, law, or regulation. There is no existing law, rule, regulation, or order, and Corporation is not aware of any proposed law, rule, regulation or order, whether federal or state, (excluding product approvals from regulatory authorities required to offer its products for human use) which would prohibit or materially restrict Corporation from, or otherwise materially adversely affect Corporation in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

2.10          Proprietary Information of Third Parties. No third party has claimed or has reason to claim that any person employed by or affiliated with Corporation has (a) violated or may be violating to any material extent any of the terms or conditions of his employment, non-competition, or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees, or has requested information from Corporation which suggests that such a claim might be contemplated. To the best of Corporation’s knowledge, no person employed by or affiliated with Corporation has improperly utilized or proposes to improperly utilize any trade secret or any information or documentation proprietary to any former employer, and to the best of Corporation’s knowledge, no person employed by or affiliated with Corporation has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture, or sale of any product or proposed product or the development or sale of any service or proposed service of Corporation, and Corporation has no reason to believe there will be any such employment or violation. To the best of Corporation’s knowledge, none of neither the execution or delivery of this Agreement, the Ancillary Agreements, the other related agreements and documents executed in connection with the Closing hereunder, or the carrying on of the business of Corporation as officers, employees, or agents by any officer, director or key employee of Corporation, or the conduct or proposed conduct of the business of Corporation, will materially conflict with or result in a material breach of the terms, conditions, or provisions of or constitute a material default under any contract, covenant, or instrument under which any such person is obligated.

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2.11          Insurance. Corporation carries insurance covering its properties and business adequate and customary for the type and scope of its properties and business.

2.12          Taxes. Corporation has accurately prepared and timely filed all federal, state, and other tax returns required by law to be filed by it, and all taxes (including all withholding taxes) shown to be due and all additional assessments have been paid or provisions made therefor. Corporation knows of no additional assessments or adjustments pending or threatened against Corporation for any period, nor of any basis for any such assessment or adjustment. Corporation has not elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362 (a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect.

2.13          Material Agreements. Except for those material contracts set forth in Schedule 2.13 (the “Material Agreements”), Corporation is not a party to or otherwise bound by any written or oral contract or instrument or other restriction which individually or in the aggregate is material to the business, financial condition, operations, prospects, property, liabilities, or affairs of Corporation of any kind (contingent or otherwise). Except for the Material Agreements, as set forth in Schedule 2.13, Corporation is not a party to or otherwise bound by any written or oral:

(a)               contract or agreement which is not terminable on less than ninety (90) days’ notice without cost or other liability to Corporation (except for contracts which, in the aggregate, are not material to the business of Corporation);

(a.)	material contract that entities any customer to a rebate or right of set-off, or which varies in any material respect from Corporation’s standard form contracts;
(b.)	contract with any labor union (and, to the knowledge of Corporation, no organizational effort is being made with respect to any of its employees);
(c.)	contract or other commitment with any supplier of goods or services containing any provision permitting any party other than Corporation to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by Corporation to meet its obligations under the contract when due or the occurrence of any other event;
(d.)	contract for the future purchase of fixed assets or for the future purchase of materials, supplies, or equipment in excess of its normal operating requirements;
(e.)	contract for the employment of any officer, employee, or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time or consulting basis which is otherwise not disclosed, not terminable on notice without cost or other liability to Corporation, except normal severance arrangements and accrued vacation pay;
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(f.)	bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option, or other plan, contract, or understanding pursuant to which benefits are provided to any employee of Corporation (other than group insurance plans applicable to employees generally);
(g.)	agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of Corporation;
(h.)	guaranty of any obligation for borrowed money or otherwise;
(i.)	voting trust or agreement, shareholders agreement, pledge agreement, buy-sell agreement, or first refusal or preemptive rights agreement relating to any securities of Corporation.
(j.)	agreement, or group of related agreements with the same party or any group of affiliated parties, under which Corporation has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;
(k.)	agreement or obligation (contingent or otherwise) to issue, sell, or otherwise distribute or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities;
(l.)	assignment, license, or other agreement with respect to any form of intangible property involving in the aggregate more than $50,000 in payments;
(m.)	agreement under which it has granted any Person any registration rights,
(n.)	agreement under which it has limited or restricted its right to compete with any Person in any material respect;
(o.)	other contract or group of related contracts with the same party involving more than $50,000, which contract or group of contracts is not terminable by Corporation without penalty upon notice of thirty (30) days or less; or
(p.)	leases for office facilities or office equipment.

2.14          No Defaults. Except as set forth in Schedule 2.14, Corporation has in all material respects performed all the obligations required to be performed by them to date, has received no notice of default and are not in default (with due notice or lapse of time or both) under any material lease, agreement, or contract now in effect to which Corporation is a party or by which it or its property may be bound. Corporation has no present expectation or intention of not fully performing all its obligations under each such material lease, contract, or other agreement, and Corporation has no knowledge of any breach or anticipated breach by the other party to any material contract or commitment to which Corporation is a party. Corporation is in full compliance with all of the terms and provisions of its Articles and Bylaws.

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2.15          Intellectual Property Assets. Set forth in Schedule 2.15 is a list of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, and copyrights, and all applications for such which are in the process of being prepared, owned by, or registered in the name of Corporation, or of which Corporation is a licensor or licensee or in which Corporation has any right. Corporation owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, and know how (collectively, “Intellectual Property”) necessary or material to the conduct of its business as conducted, without any conflict with or infringement of the rights of others, and as proposed to be conducted, and no claim is pending or, to the best of Corporation’s knowledge, threatened to the effect that the operations of Corporation infringe upon or conflict with the asserted rights of any other Person under any Intellectual Property, and, to the best of Corporation’s knowledge, there is no basis for any such claim (whether or not pending or threatened). Except as disclosed in Schedule 2.15, no claim is pending or, to the best of Corporation’s knowledge, threatened to the effect that any such Intellectual Property owned or licensed by Corporation, or which Corporation otherwise has the right to use, is invalid or unenforceable by Corporation, and, to the best of Corporation’s knowledge, there is no basis for any such claim (whether or not pending or threatened). To the best of Corporation’s knowledge, all material technical information developed by and belonging to Corporation which has not been patented has been kept confidential. Corporation has not granted or assigned to any other person or entity any right to manufacture, have manufactured, or assemble the products or proposed products or to provide the services or proposed services of Corporation. Except as set forth in Schedule 2.15, Corporation has no material obligation to compensate any Person for the use of any Intellectual Property nor has Corporation granted to any Person any license or other rights to use in any manner any Intellectual Property of Corporation.

2.16          Investments in Other Persons. Corporation has not made any loan or advance to any Person which is outstanding on the date of this Agreement, nor does Corporation own any capital stock or assets comprising the business of, obligations of, or any interest in, any Person except as disclosed in Schedule 2.16.

2.17          Assumptions, Guaranties, etc. of Indebtedness of Other Persons. Corporation has not assumed, guaranteed, endorsed, or otherwise become directly or contingently liable for any material amount of indebtedness of any other Person for (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to, or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

2.18          Governmental Approvals. No authorization, consent, approval, license, filing, or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, is or will be necessary for the valid execution, delivery, and performance by Corporation of this Agreement or the Ancillary Agreements, the issuance, sale and delivery of the Shares, other than filings pursuant to federal and state securities laws (all of which filings have been made or will be made by Corporation) in connection with the sale of the Shares.

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2.19          Disclosure. Corporation’s representations and warranties in this Agreement (including the Schedules, Annexes and Exhibits to this Agreement) do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading.

2.20          Offering of the Shares. Neither Corporation nor any Person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance, or sale of any security of Corporation under circumstances which might require the integration of such security with Shares under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder), in either case so as to subject the offering, issuance, or sale of the Shares to the registration provisions of the Securities Act.

2.21          No Brokers or Finders. Except as disclosed, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest, or valid claim against or upon Corporation for any commission, fee, or other compensation as a finder or broker arising out of the transactions contemplated by this Agreement.

2.22          Officers. Corporation has made available a list of the names of the officers of Corporation, together with the title or job classification of each such person and the total base compensation anticipated to be paid to each such person by Corporation during the current fiscal year, not including bonuses or benefits which Corporation is not obligated to pay. Except as disclosed on Schedule 2.22, none of such persons has an employment agreement or understanding, whether oral or written, with Corporation which is not terminable on notice by Corporation without cost or other liability to Corporation, including without limitation, any agreement with respect to the acceleration of vesting of any capital stock or options to acquire capital stock of Corporation.

2.23          Transactions with Affiliates. Except as disclosed on Schedule 2.23,there are no loans, leases, royalty agreements, or other continuing transactions between Corporation and any Person owning five percent (5%) or more of any class of capital stock or other entity controlled by any such Person or a member of any such Person’s family.

2.24          Employees. Each of the former and current officers and employees of Corporation has executed a corporate protection agreement, or similar agreements containing provisions of confidentiality (each a “Corporation Protection Agreement”), and such Corporate Protection Agreement are in full force and effect. No officer or key employee of Corporation has advised Corporation in writing that he intends to terminate employment with Corporation. To the best of Corporation’s knowledge, Corporation has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining, and the payment of Social Security and other taxes, and with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.25          ERISA. No employee benefit plan established or maintained, or to which contributions have been made, by Corporation, which is subject to Part 3 of Subtitle B of Title I of ERISA had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by Corporation.

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2.26          Labor Relations. No labor union or any representative thereof has made any attempt to organize or represent employees of Corporation and there are no pending unfair labor practice charges, material grievance proceedings, or adverse decisions of a Trial Examiner of the National Labor Relations Board against Corporation.

2.27          Books and Records. The books of account, ledgers, order books, records, and documents of Corporation accurately reflect all material information relating to the business of Corporation that is appropriate to be reflected therein in all material respects.

2.28          No other Inducements. Corporation acknowledges that, except as set forth in this Agreement and the other Transaction Documents (defined in section 9.16(a)), no promise or inducement for this Agreement was offered by Purchaser or any of its representatives or relied upon by Corporation.

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Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to Seller that the following statements are true and correct as of the date hereof.

3.1              Authorization of Purchaser. Purchaser has the requisite legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party have been duly authorized by all necessary action on the part of Purchaser.

3.2              Conflicts; Consent of Third parties. Neither the execution and the delivery by Purchaser of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser violate, result in the breach or termination of, or constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any contract to which Purchaser is a party or by which Purchaser or its properties or assets are bound.

3.3              No Proceedings. No suit, action or other proceeding is pending before any Governmental Body seeking to restrain or prohibit Purchaser from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder.

3.4              Accredited Investor Status. Purchaser (a) understands and acknowledges that the Shares have not been registered under the Securities Act, or under applicable state securities Laws (“Blue Sky Laws”), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such securities subsequently are so registered or qualify for exemption from registration under the Securities Act and Blue Sky Laws; (b) represents, understands and acknowledges that the Shares are being acquired under this Agreement in good faith solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act or Blue Sky Laws, and that such securities will not be offered for sale, sold or otherwise transferred without either registration or exemption from registration under the Securities Act and Blue Sky Laws.

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Article IV
CONDITIONS PRECEDENT TO CLOSING

The closing of the sale of the Shares contemplated by this Agreement will be subject to the satisfaction of the following conditions precedent (the “Conditions Precedent”), any of which may be waived by Purchaser, in whole or in part:

4.1              The representations and warranties of Corporation set forth in this Agreement shall be true and correct on and as of the Closing Date.

4.2              All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, and each of these covenants and obligations, shall have been duly performed and complied with in all material respects.

4.3              The holders of Corporation’s Series A Preferred Stock (the “Preferred A Holders”) and the holders of Corporation’s common stock shall have executed and delivered to and in favor of Corporation and Purchaser any and all consents to, and waivers in respect of, the Transaction as mandated the terms and conditions of (i) the Articles [(ii) the Series A Convertible Preferred Stock Purchase Agreement between Corporation and the Preferred A Holders (the “Preferred A SPA”)], and (iii) the Second Amended and Restated Shareholder’s Agreement, such consent to include, inter alia, (x) consent to the composition of the Board (as that term is hereinafter defined), (y) consent to the issuance of the Purchased Shares to Purchaser, and (z) a waiver of the preemptive purchase rights set forth in the Rights Agreement.

4.4              Each of Purchaser and Corporation shall be satisfied, in its sole discretion, with the results of its due diligence investigations in respect of the Transaction.

4.5              The boards of directors of each of Purchaser and Corporation shall have approved the Transaction.

Article V
CLOSING DELIVERABLEs

At the Closing, Seller shall have delivered to Purchaser each of the following items:

5.1              Articles. A true and correct copy of the Second Amended and Restated Articles of Incorporation which were filed with the Secretary of State of the State of Florida in substantially the same form as attached hereto as Exhibit A.

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5.2              Officer’s Certificate. A certificate of an executive officer of Corporation certifying (i) to be true and correct copies of the organizational documents of Corporation, (ii) to be a true and correct copy of the resolutions of Corporation approving the transactions contemplated by this Agreement and that such resolutions are in full force and effect and (iii) as to the names and signatures of the officers of Corporation authorized to sign the Ancillary Agreements to which Corporation is a party;

5.3              Share Certificate: A certificate evidencing Purchaser’s ownership of 12,048,161 common shares constituting fifty one percent (51%) of the authorized and issued shares of Corporation.

5.4              Shareholders Agreement. A copy of the Shareholders’ Agreement of Corporation, in the form attached hereto as Exhibit E (the “Shareholders’ Agreement”), duly executed by Seller.

5.5              Consents. All authorizations, consents, waivers and approvals from governmental regulatory authorities and/or from parties, to contracts to which any of Corporation or its subsidiaries is a party, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would have a Material Adverse Effect, shall have been obtained.

5.6              Good Standing: Certificates of good standing as of a recent date with respect to Corporation and its subsidiary issued by the Secretary of State or similar authority of the jurisdiction in which Corporation and its subsidiary is incorporated or formed and for each other state or jurisdiction in which Corporation or its subsidiary is qualified to do business as a foreign corporation.

5.7              Management. A copy of the Management Agreement, duly executed by each of Bulman, Coombs, and Ramphal in substantially the same form as attached here to as Exhibit D.

At the Closing, Purchaser shall have delivered to Seller each of the following items:

(a)               Payment of Purchase Price. Purchaser shall have delivered to Corporation the full purchase price for all of the Shares to be purchased by them in accordance with the provisions of Section 1.2 hereof.

(b)               Consents. All authorizations, consents, waivers and approvals from governmental regulatory authorities and/or from parties, to contracts to which Purchaser is a party, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would have a Material Adverse Effect, shall have been obtained.

(c)               Management. A copy of the Management Agreement, duly executed by Purchaser.

(d)               Note. A copy of the Note, duly executed by Purchaser, with the original to be sent via courier for delivery within two (2) business days of the Closing Date.

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(e)               Pledge Agreement. A copy of the Pledge Agreement, duly executed by Purchaser.

(f)                Shareholders’ Agreement. A copy of the Shareholders’ Agreement, duly executed by Purchaser.

Article VI
COVENANTS OF THE CORPORATION AND PURCHASER

6.1              Board Membership & Executive Management Participation. From and after the Closing Date, and for so long as Purchaser is the registered and beneficial owner of not less than fifty-one percent (51%) of the issued and outstanding equity securities in the capital of Corporation, the size of Corporation’s Board of Directors (the “Board”) shall be set at seven (7) composed of (i) the CEO of Corporation, (ii) one officer of Corporation (iii) the CEO of Purchaser, (iv) one appointee of Series A Holders, and (v) three independent directors.

6.2              Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Purchaser and Seller shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including legal, accounting, brokerage and other fees and expenses.

Article VII
COVENANTS OF THE CORPORATION

7.1              Corporation covenants and agrees:

(a)               The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of the Closing Date.

(b)               Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(c)               Seller shall have caused to be delivered to Purchaser a certificate executed by a duly authorized officer of Seller certifying that each of the conditions set forth in Sections 7.1(a) and (b) has been satisfied.

(d)               Financial Statements of Corporation: Corporation covenants and agrees to deliver to Purchaser, within sixty (60) calendar days of the Closing Date (the “Delivery Date”) the financial statements of Corporation mandated by Regulation S-X (17 C.F.R. Part 210) audited by a PCAOB auditor (the “Financial Statements”) so as to facilitate consolidation of such financial statements with those of Purchaser. In the event that the Financial Statements are not delivered to Purchaser on or before the Delivery Date, Purchaser shall be entitled, in its sole discretion, to rescind the Transaction, in which event (i) the Milestone Payment and any Guaranteed Payments and Incremental Payments made prior to such rescission will be forthwith due and repayable by Corporation to Purchaser.

(e)               Use of Proceeds. The Corporation shall use the proceeds from the sale of the Shares at the Closing for general working capital purposes in reasonable conformity with the budget and time line set forth on Annex A hereto.

(f)                .

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Article VIII
Indemnification

8.1              Seller’s Indemnification Obligations. Subject to the provisions of this Section 8.1, after the Closing, Seller shall reimburse, indemnify and hold harmless Purchaser and its affiliates and their respective officers, directors, managers, shareholders, members, partners, employees, agents, affiliates, attorneys and representatives (collectively, “Purchaser Indemnified Parties”) from, against and in respect of all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, payments and fees, including court costs and reasonable attorneys’ fees and expenses (the “Adverse Consequences”) that may be incurred by or imposed on any Buyer Indemnified Party that result from, relate to or arise out of:

(i)                 any breach or inaccuracy of a representation or warranty made by Seller in this Agreement or any Ancillary Agreement; and

(ii)              any breach by Seller of, or failure by Seller to perform, any of Seller’s covenants, agreements or obligations in this Agreement.

8.2              Purchaser’s Indemnification Obligations. Subject to the provisions of this Section 8.2, after the Closing, Purchaser agrees to defend, reimburse, indemnify and hold harmless the Seller from, against and in respect of any Adverse Consequences that may be incurred or suffered by or imposed on Seller that result from, or relate to, or arise out of:

(a)               any breach or inaccuracy of a representation or warranty made by Purchaser in this Agreement or any Ancillary Agreement; and

(b)               any breach by Purchaser of, or failure by Purchaser to perform, any of Purchaser’s covenants, agreements or obligations in this Agreement or any Ancillary Agreement.

8.3              Indemnification Procedure.

(a)               A party entitled, or seeking to assert rights, to indemnification under this Section 8.3 (an “Indemnified Party”) shall give written notification (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) which contains (i) a description and the amount (the “Claimed Amount”), if then known, of any Adverse Consequences incurred, or reasonably expected to be incurred, by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 8.3 for such Adverse Consequences and a reasonable explanation of the basis therefor.

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(b)               Following receipt of a Claim Notice from the Indemnified Party, the Indemnifying Party shall have thirty (30) days in which to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim. Within such thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount and the basis for such dispute (in such an event, the Response shall be referred to as an “Objection Notice”). If no Response is delivered by the Indemnifying Party to the Indemnified Party within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party, and such Claimed Amount shall be promptly paid to the Indemnified Party.

(c)               In the event that the parties are unable to agree on whether Adverse Consequences exist or on the amount of such Adverse Consequences within the thirty (30) day period after delivery of an Objection Notice, either the Indemnified Party or the Indemnifying Party may (but are not required to do so) petition or file an action in a court of competent jurisdiction for resolution of such dispute.

8.4              Limitations on Indemnification Obligations. Notwithstanding any other provision in this Agreement to the contrary, the maximum aggregate liability of each party for indemnification claims made pursuant to Article VIII shall in no event exceed an amount equal to the Purchase Price (the “Indemnification Cap”) and such indemnity shall expire on the one year anniversary date of this Agreement.

Article IX
MISCELLANEOUS

9.1              Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, or the Shareholders Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

9.2              Survival of Representations and Warranties and Agreements. All representations and warranties made herein or in any agreement, certificate, or instrument delivered to Purchaser or Seller pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, the Ancillary Agreements, the issuance, sale, and delivery of the Shares, and shall terminate on the one-year anniversary of the Closing Date of this Agreement.

9.3              Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements, or understandings made or claimed to have been made by such party with any third party.

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9.4              Parties in Interest. All representations, covenants, and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants, and agreements benefiting Purchaser, unless otherwise herein or therein provided, shall inure to the benefit of any and all subsequent holders from time to time of Shares and all such holders shall be bound by all of the obligations of Purchaser hereunder and under the terms of the Shares.

9.5              Notices. All notices, requests, consents, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via e-mail or telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or overnight mail via a nationally recognized courier providing a receipt for delivery and properly addressed as set forth below:

Corporation:

Regentys Corporation

6135 NW 167th Street, E-15

Miami Lakes, Florida 33015

Attention: CEO

Email: rbulman@regentys.com

With copy to:

Bernie Grondin, Esq.

McDermott Will and Emery

333 Avenue of the Americas, Suite 4500 Miami, FL 33131

bgrondin@mwe.com

Purchaser:

Generex Biotechnology Corporation

10102 USA Today Way

Miramar, Florida 33025

Attn: CEO

Email: jmoscato@generex.com

With copy to:

Gary Miller, Esq.
Eckert Seamans Cherin & Mellott, LLC

Two Liberty Place

50 S. 16th Street, 22nd Floor

Philadelphia, PA 19102

gmiller@eckertseamans.com

(a)               Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

9.6              Confidentiality. The parties acknowledge being bound by a reciprocal confidential disclosure agreement made May 10, 2017 (the “CDA”), the terms of which are incorporated hereby by reference. The parties hereby acknowledge and agree that, notwithstanding anything to the contrary set forth in the CDA, all press releases and other public announcements relating to this Agreement or the transactions contemplated hereby will be agreed upon by both parties acting reasonably.

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9.7              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida for all purposes and in all respects, without regard to the conflict of law provisions of such state.

9.8              Venue. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Florida in each case located in the County of Miami-Dade, Florida and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9              Entire Agreement. This Agreement, including the Exhibits, Annexes, Schedules, and related agreements attached as exhibits hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. All Exhibits, Annexes, and Schedules hereto are hereby incorporated herein by reference.

9.10          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11          Amendments and Waivers. This Agreement may be amended or modified, and provisions hereof may be waived, with the written consent of Corporation and the holders of at least two-thirds of the outstanding shares of Common Stock issued or issuable upon conversion of the Shares. Any such amendment, modification, or waiver shall be binding on all parties, including those not signing such amendment, modification, or waiver, and such consent may be given or withheld for any reason or for no reason.

9.12          Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

9.13          Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

9.14          Definition of “Person”. As used in this Agreement, the term “Person” shall mean an individual, corporation, trust, partnership, limited liability Company or partnership, joint venture, unincorporated organization, governmental authority or any agency or political subdivision thereof, or other entity.

9.15          Waiver Of Jury Trial.  Each party hereto hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation.  Each party certifies and acknowledges that (a) no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications. A copy of this Section 9.15 may be submitted to any court as evidence of the content thereof.

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9.16          Acknowledgement by Purchaser; Disclaimers.

(a)               The Purchaser acknowledges that it has conducted an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of Corporation and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied and will rely on the results of its own independent investigation and the representations and warranties of Corporation expressly and specifically set forth in this Agreement, including the Disclosure Schedule.  The Purchaser further acknowledges that, except as set forth in this Agreement and the other Transaction Documents (defined below), no promise or inducement for this Agreement was offered by Corporation or any of its representatives or relied upon by Purchaser.  “Transaction Documents” means this Agreement (including the Disclosure Schedule), the Amended and Restated Shareholders’ Agreement, The Second Amended and Restated Articles of Incorporation, the Pledge and Security Agreement, the Note, the Management Agreement, and any certificates or instruments executed by Corporation and delivered to Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

(b)               The Purchaser acknowledges that neither Corporation nor any other Person acting on behalf of Corporation or any of its Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Corporation or its business or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule.  The Purchaser further agrees that neither Corporation nor any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, and any information, document or material made available to Purchaser or Purchaser’s representatives in certain “data rooms,” management presentations, or any other form in expectation of the transactions contemplated by this Agreement, except to the extent referenced in this Agreement, including the Disclosure Schedule.

(c)               THE REPRESENTATIONS AND WARRANTIES OF THE CORPORATION SPECIFICALLY SET FORTH IN ARTICLE XI  OF THIS AGREEMENT AND IN NY OTHER TRANSACTION DOCUMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE CORPORATION TO THE PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE PURCHASER UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES, OR PROSPECTS OF THE CORPORATION AND ITS SUBSIDIARY), ARE SPECIFICALLY DISCLAIMED BY THE CORPORATION.  THE PURCHASER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE FOREGOING SHALL NOT, HOWEVER, AFFECT ANY CLAIM OF PURCHASER FOR FRAUD BASED ON ANY WRITING.

(d)               In connection with Purchaser’s investigation of Corporation, Purchaser or its representatives has received from or on behalf of Corporation certain projections, including projected statements of operating revenues and income from operations of Corporation subsequent to approval of the product candidate and certain business plan information for such fiscal year and succeeding fiscal years.  The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against Corporation or any other Person with respect thereto.  Accordingly, Corporation makes no representation or warranty whatsoever with respect to such estimates, projections, and other forecasts and plans (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections, and forecasts).

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, Corporation and Purchaser has executed this Stock Purchase Agreement as of the date first above written.

REGENTYS CORPORATION A Florida corporation By: ______________________________ Its: ______________________________	GENEREX BIOTECHNOLOGY CORPORATION A Delaware Corporation By: ______________________________ Its: ______________________________

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EXHIBITS

TABLE OF CONTENTS

EXHIBIT A Second Amended and Restated Articles of Incorporation

EXHIBIT B Promissory Note

EXHIBIT C Pledge and Security Agreement

EXHIBIT D Management Agreement

EXHIBIT E Amended and Restated Shareholder Agreement

SCHEDULE 2.3 Capitalization

SCHEDULE 2.4 Financial Statements

SCHEDULE 2.6 Absence of Certain Changes, Events and Conditions

SCHEDULE 2.7 Title to Assets

SCHEDULE 2.8 Condition and Sufficiency of Assets

SCHEDULE 2.13 Material Agreements

SCHEDULE 2.14 No Defaults

SCHEDULE 2.15 Intellectual Property

SCHEDULE 2.16 Investments in Other Persons

SCHEDULE 2.22 Officers

SCHEDULE 2.23 Transactions with Affiliates

ANNEX A Budget

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EXHIBIT A

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

25

EXHIBIT B

PROMISSORY NOTE

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EXHIBIT C

PLEDGE AND SECURITY AGREEMENT

27

EXHIBIT D

MANAGEMENT AGREEMENT

28

EXHIBIT E

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

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SCHEDULE 2.3

CAPITALIZATION

30

SCHEDULE 2.5

FINANCIAL STATEMENTS

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SCHEDULE 2.6

ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS

2.6(a) Corporation received a default notice from the University of Pittsburgh for sums due associated with that License Agreement dated May 19, 2015 pertaining to a milestone license fee, reimbursement of legal fees for patent prosecution and evidence of insurance. Such notice was cured on December 14, 2018.

2.6(a) Corporation entered into an agreement with three parties, Brian Anderson, Richard Anderson and Darrin Sloniger, related to the repayment of certain promissory notes, the payment of consulting fees and the reimbursement of certain advances for business expenses. One payment was made with the initial milestone payment. The obligation in the amount of $__0,000 is due December 31, 2018 and this obligation requires an extension to avoid a default.

2.6(d) Corporation made a grant of options to purchase common shares through the Regentys Corporation 2013 Equity Plan. The specific persons, grants and vesting provisions are as set forth in the Schedule of Grants of Options to the Equity Plan.

2.6(f) Corporation has final agreements in process for Natureplex (supplier of diluent and bottles for ECMH product), Brandwood Medical (consultant to Corporation for regulatory affairs in Australia), Scott Singer (consultant to corporation for clinical trials globally), George Medical (consultant to Corporation for clinical trials affairs in Australia), MP Biologics (manufacturer of SIS product for use in ECMH testing) and the University of Pittsburgh/McGowan Center for Regenerative Medicine (animal testing).

2.6(l) Corporation entered into a Development Agreement with Cook Biotech, Inc. pursuant to which certain stage payments were required to be made for activities associated with ECMH product development efforts. The Corporation made an initial payment and has restructured the payment of certain past due obligations, the terms of which have been included in the Financials and disclosed via box.com.

2.6(o) Corporation is negotiating employment agreements for Richard C. Bulman, Jr., Gerard S. Coombs (renewal) and Gary Ramphal that are consistent with Annex A disclosures.

2.6(p) Corporation entered into a business agreement with Brian Anderson, Richard Anderson and Darrin Sloniger for the repayment of an obligation. See 2.6(a).

2.6(p) Certain loans have been made by Richard C. Bulman, Jr., Gerard Coombs and Gary Ramphal to the Corporation as set forth in a schedule and disclosed in the Financials.

2.6(s) Appointment of BDO Seidman as accountants and prospective adjustment to tax returns.

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SCHEDULE 2.7

TITLE TO ASSETS

The Corporation co-owns and has secured exclusive, worldwide, field-specific rights to intellectual property from University of Pittsburgh covering the use of extracellular matrix, derived from any source, manufactured in any form, and delivered by any method to the small or large intestine, to treat gastrointestinal diseases. As part of its licensed rights, Regentys has also received exclusive, worldwide, field-specific rights in certain Extracellular Matrix compositions and patented methods for its manufacture and sterilization.

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SCHEDULE 2.8

CONDITION AND SUFFICIENCY OF THE ASSETS

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SCHEDULE 2.13

MATERIAL AGREEMENTS

The Corporation has disclosed its material agreements in its corporate box.com account.

Please provide a list of all material agreements, with the following information:

1. [_________ ] Agreement by and between [Regentys Corporation] and [Party 2] with an effective date of [ ___________].

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SCHEDULE 2.14

NO DEFAULTS

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SCHEDULE 2.15

INTELLECTUAL PROPERTY

37

SCHEDULE 2.16

INVESTMENTS IN OTHER PERSONS

Corporation has one subsidiary, Asana Medical Australia, Pty. Ltd., formed for the purpose of conducting clinical trials in Australia.

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SCHEDULE 2.22

OFFICERS

An employment agreement dated __________ , 201_ has been executed by and between Gerard S. Coombs – EVP – Operations and the Corporation. This employment agreement has been made available for inspection on box.com.

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SCHEDULE 2.23

Transactions with Affiliates

The office space presently used by the Corporation located at 6135 NW 167th Street, Unit E-15, Miami Lakes, Florida 33015 is owned by Gary Ramphal, EVP – Finance. The Corporation has a year-to-year lease at market rate with favorable terms. This lease has been made available for inspection on box.com.

Certain loans have been made by Richard C. Bulman, Jr., Gerard Coombs and Gary Ramphal to the Corporation as set forth in a schedule and disclosed in the Financials.

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ANNEX A

PROCEEDS ALLOCATION

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